Exhibit 99.1
Contact:	Kenneth R. Meyers, Executive Vice President - Finance U.S. Cellular (773)399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations Telephone and Data Systems, Inc. (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR TO RECOGNIZE LOSS RELATED TO
MARKETABLE EQUITY SECURITIES: NO IMPACT ON CASH FLOW

June 12, 2002 - Chicago, Illinois - U.S. Cellular [AMEX:USM], said today that it has recognized an investment loss on its marketable equity securities. The company will recognize in the income statement an “other than temporary investment loss” of approximately $146 million, net of tax in the second quarter ending June 30, 2002. The recognition of this loss is for accounting purposes only and has no impact on cash flows.

The company marks to market the value of its marketable equity securities on a regular basis so that its balance sheet always reflects the current market value of those securities. Management continues to review the valuation of the investments on a periodic basis.

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy; changes in competition in the markets in which USM operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments; changes in the capital markets that could restrict the availability of financing; pending and future litigation; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, penetration rates, churn rates, roaming rates and the mix of products and services offered in USM’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by USM with the Securities and Exchange Commission (“SEC”).

U.S. Cellular Corporation, the nation’s eighth largest wireless service carrier, provides wireless service to more than 3.5 million customers in 148 markets throughout 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customers’ needs by providing a comprehensive range of wireless products and services, excellent customer support and a high quality network. U.S. Cellular is listed and traded as USM on the American Stock Exchange.

For more information about U.S. Cellular, visit the company's Web site at:
www.uscellular.com.